Exhibit 99.4

Consent to Reference in Prospectus/Offer To Exchange

RhythmOne plc. (the “Company”) is filing an Amendment No. 1 to the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus/offer to exchange included in such Amendment No. 1 to the Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the consummation of the transactions described in the prospectus/offer to exchange.

Sincerely,

/s/ Eric Singer
Eric Singer

January 4, 2018